EXHIBIT 23.1

MOORE & ASSOCIATES, CHARTERED ACCOUNTANTS AND ADVISORS PCAOB REGISTERED

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use, in the registration statement on Form S-1A2 of Digital Valleys Corp. (A Development Stage Company), of our report dated June 13, 2008 on our audit of the financial statements as of April 30, 2008 and our report dated October 16, 2008 on our review of the financials statements as of July 31, 2008, and the related statements of operations, stockholders’ equity and cash flows from inception on May 21, 2007 through July 31, 2008, and the reference to us under the caption “Experts.”

/s/ Moore & Associates, Chartered
Moore & Associates Chartered
Las Vegas, Nevada
November 14, 2008

6490 West Desert Inn Rd, Las Vegas, NV 89146 (702)253-7499 Fax (702)253-7501